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                                  CONFIDENTIAL


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                       AMENDMENT TO AND RESTATEMENT OF THE
                               PLACEMENT AGREEMENT

                   ---------------------------------------------

                                  By and Among


                           Integrated Surgical Systems
                              826 West Stadium Lane
                            Sacramento, CA 95824, USA
                            ("ISS" or the "Company")


                        Value Management & Research GmbH
                                 Flughafenstr.21
                         63263 Neu Isenburg/Zeppelinheim
                                     Germany
                                     ("VMR")


                                       and


                    Investmentbank Austria Aktiengesellschaft
                               Nibelungengasse 15
                             A-1011 Vienna, Austria
                                     ("IBA")


                  (ISS, VMR and IBA collectively the "Parties")

                                 October_, 1997


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                                P R E A M B L E

Whereas, on July 8, 1997 ISS and VMR have entered into an agreement concerning the co-ordination of the placement of shares of common stock of ISS at US $0.01 par value (the "Shares of Common Stock") and the listing of all Shares of Common Stock of ISS on a European stock exchange (the "Former Placement Agreement");

Whereas, pursuant to the Former Placement Agreement VMR agreed, inter alia, to be willing to find one or more underwriters who will subscribe for and subsequently sell the Shares of Common Stock offered;

Whereas, VMR has found an underwriter, namely IBA, willing to place the Offer Shares, as defined herein, and a listing sponsor, namely IBA, to arrange for the listing of the Shares of Common Stock of the Company on the European Association of Securities Dealers Automated Quotation ("EASDAQ");

Whereas, ISS, VMR and IBA wish and hereby agree that this Amendment to and Restatement of the Placement Agreement (the "Restated Placement Agreement") amends and completely restates and supersedes the Former Placement Agreement and all other prior understandings, arrangements and promises of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, with respect to the Former Placement Agreement.

NOW, THEREFORE, the Parties agree to the following:

                                       I.
                 Number of Offer Shares subject to the Placement

1. ISS hereby irrevocably agrees, subject to the terms of this Restated Placement Agreement and an underwriting agreement to be entered into between ISS and IBA (the "Purchase Agreement"), a draft of which is enclosed hereto as Appendix A, to issue and sell to IBA and any of the managers which may become a party to the Purchase Agreement, Shares of Common Stock of ISS being not less than DM 40,000,000 divided by the lower amount of the price range within which investors are invited to make an offer to purchase the Shares of Common Stock during the bookbuilding period (the "New Shares"). After the bookbuilding period has started the number of the New Shares may only be increased, but not reduced, in agreement with ISS, VMR and


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      IBA and any of the managers which may become a party to the Purchase
      Agreement.

2. ISS agrees, subject to the terms of this Restated Placement Agreement and the Purchase Agreement, to issue and sell to IBA, at the election of IBA, up to an additional 15% of the number of the New Shares actually purchased by (i) IBA and (ii) any of the managers which may become a party to the Purchase Agreement. These shares are referred to herein as the "Option Shares". IBA may elect to purchase the Option Shares within a period of 30 calendar days from the Closing Date, as it will be defined in the Purchase Agreement, for the sole purpose of covering over-allotments in the sale of the New Shares, and the Option Shares shall be resold on the same terms as those applicable to the New Shares.

      The New Shares together with the Option Shares are referred to herein collectively as the "Offer Shares".

                                       II.
                                  Confirmations

ISS hereby confirms that:

1. IBA was found and designated as underwriter and listing sponsor by VMR in respect of the placement of the Offer Shares and the listing of all Shares of Common Stock of ISS on EASDAQ and, subject to an agreement on the Purchase Agreement to be concluded between ISS and IBA, ISS confirms that it has accepted IBA as underwriter and listing sponsor all as contemplated in the Former Placement Agreement;

2. VMR has fulfilled all and every of its obligations under and in connection with the Former Placement Agreement and all such obligations of VMR are now extinguished (erloschen und abgagolten);

3. it will issue, subject to section VII hereof, to VMR and IBA the Warrants (as defined herein);

4. it will fully cooperate with and assist IBA to the greatest possible extent, and undertakes to do whatever is necessary or expedient, to effect the placement of the Offer Shares and the listing of its Shares of Common Stock of the Company on EASDAQ as contemplated herein


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      and subject to the Purchase Agreement to be concluded between ISS and IBA.

                                      III.
                  Representations and Warranties of the Company

The Company hereby represents and warrants to both VMR and IBA severally that:

1. no person has been appointed, retained or mandated or has acted as a finder in connection with the transaction contemplated herein;

2. it is duly organized and validly existing under the laws of the state Delaware and duly qualified in any other jurisdiction where so required by the laws thereof;

3. it is able to validly issue and sell and have registered the Shares of Common Stock of the Company and the Warrants and the Warrant Shares (as defined herein) as contemplated herein;

4. all corporate action necessary to validly issue and sell and have registered the Offer Shares and Warrants and the Warrant Shares, as contemplated herein, have been or will be taken; and


5. it will not agree to any changes to the wording of the Purchase Agreement as attached hereto which may affect VMR's rights hereunder.

                                       IV.
                                 Purchase Price

The Parties agree that the purchase price of the Offer Shares to be placed by IBA, being the price at which the Offer Shares shall be offered to investors in the course of the placement of the Offer Shares, shall be determined by the bookbuilding method to be conducted by IBA being the bookrunner.


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                                       V.
                                Fees and Expenses

1. The Parties hereby agree that, upon the signing of the Purchase Agreement and the closing of the transaction described therein:

      (a) VMR shall be entitled to receive a fee for its services in the amount of 3.5% of the total aggregate offer price of the Offer Shares placed by IBA and the other managers, if any, being the gross proceeds from the placement of the Offer Shares before deducting any fees or expenses or concessions or any other amounts (such amount the "Gross Proceeds").

      (b) VMR shall receive a non-accountable expense allowance in the amount of 0.75% of the Gross Proceeds.

            The Company has already paid to VMR, and VMR hereby acknowledges to have received, an amount of US $25,000 in respect of costs and expenses incurred by VMR in connection with the arranging for the placement of the Shares of Common Stock of the Company (the "Prepaid VMR Costs"). Such Prepaid VMR Costs will be deducted from VMR's non-accountable expense allowance in the amount of 0.75% of the Gross Proceeds.

      (c) IBA shall receive an underwriting commission for its services in the amount of 6.0% of the Gross Proceeds.

      (d) IBA shall receive a non-accountable expense allowance in the amount of 2.0% of the Gross Proceeds.

      The fee and the non-accountable expense allowance to be paid by ISS to VMR in the total amount of 4.25% of the Gross Proceeds minus the Prepaid VMR Costs is referred to herein as the "Fees and Expense Amount".

2. ISS hereby instructs IBA to withhold from the proceeds from the placement of the Offer Shares the above Fees and Expense Amount and to pay the Fees and Expense Amount, no later than on the date on which IBA is required to pay the proceeds from the placement of the Offer Shares to ISS, to an account to be designated by VMR in readily available clear funds denominated in Deutsche mark, which shall be set


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      forth explicitly in the Purchase Agreement to be concluded between IBA and
      ISS.

3. VMR will bear and pay and hold IBA harmless against any transfer tax or other tax, duties or fees imposed by the United States, the state of Delaware, the United Kingdom, the Republic of Austria or any other country, including any interest and penalties, which are or may be required to be paid, and against any value added or similar taxes ("VAT") payable in connection with the payment of the Fees and Expense Amount withheld from the proceeds form the placement of the Offer Shares. IBA shall inform VMR immediately when it learns that any such taxes, duties, fees or VAT are (i) due, or (ii) purported to be due. VMR is not obliged to pay and hold IBA harmless for any such penalty or interest incurring after IBA has learned of any such taxes, duties, fees or VAT and did not notify VMR immediately thereof.

4. In order to secure VMR's claims against it, ISS hereby assigns to VMR as security and not in lieu of discharge and satisfaction a part of its claims against IBA pursuant to the terms of the Purchase Agreement for the payment of the proceeds from the placement of the Offer Shares in the amount of 4.25% of the Gross Proceeds minus the Prepaid VMR Costs from the Offer Shares placed with IBA (the "Assignment"). ISS hereby notifies IBA of this Assignment and IBA hereby acknowledges such Assignment.

5. If the claims of ISS against IBA assigned to VMR pursuant to section V.4 hereof are, or will be, governed by laws other than German law, the Assignment shall be interpreted in such a way that it creates as far as possible a security interest under the law governing such claims which corresponds as closely as possible to the economic aim pursued by this Restated Placement Agreement. At the reasonable request of VMR, ISS shall confirm or create and document and/or register such foreign security interest at its own expense. ISS shall notify VMR as soon as reasonably possible if the claims are not governed by German law.

6. If, for whatever reason, ISS, IBA or VMR is required by law or regulation or otherwise (or by reason of a request by the NASD) to reduce, or accept a reduction of, the fees owed by ISS to IBA and/or VMR, the respective total reduction shall generally be divided between VMR and IBA in the ratio of 50/50 unless either IBA or VMR requests for any reason whatsoever a complete renegotiation of the fee split between VMR and IBA.


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                                      VI.
                                  Registration

1. The Company will use its best efforts to effectuate the registration of the Company's Shares of Common Stock with the U.S. Securities and Exchange Commission (the "Commission"), including the preparation and initial filing of registration statements, together with any necessary exhibits.

2. The Company shall be responsible for the registration of the Offer Shares with the Commission and the preparation of all documents necessary therefor as well as for any action to be taken necessary to effect the registration with any other relevant U.S. regulatory or market authorities. Proposed registration statements will be submitted to IBA for review and approval with a copy for the files of VMR as soon as possible after they have been prepared. The Company shall provide IBA and its legal counsel with all related materials they may reasonably request in a timely and cooperative manner.

3. All documents to be filed with the Commission, in particular the financial statements contained in the registration statements, shall be in compliance with the rules and regulations of the Commission. The Company is responsible for all costs relating to the preparation and filing of any documents necessary to effect the registration of the Offer Shares with the Commission.

                                      VII.
                                    Warrants

1.    Issuance and Sale.

      On the Closing Date, as defined in the Purchase Agreement, the Company will issue and sell to VMR for an aggregate purchase price of US$5.00, warrants entitling VMR to purchase at its option such number of Shares of Common Stock equal to 5 percent of the number of New Shares purchased by IBA and the other managers, if any, pursuant to the Purchase Agreement (the "VMR Warrants"). Also on the Closing Date, the Company will issue and sell to IBA for an aggregate purchase price of US$5.00, warrants entitling IBA to purchase at its option such number of Shares of Common Stock equal to 5 percent of the number of New Shares purchased by IBA and the other manag-


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      ers, if any, pursuant to the Purchase Agreement (the "IBA Warrants", the
      VMR Warrants and the IBA Warrants, collectively, the "Warrants". The shares issuable upon exercise of the Warrants, respectively, the "IBA Warrant Shares"; the "VMR Warrant Shares"; collectively, the "Warrant Shares"). The Company will issue such aggregate number of Warrants equal to 10% of the number of New Shares, so that one Warrant initially shall be exercisable for one Share of Common Stock. In addition, ISS agrees to issue and sell to IBA upon the election of IBA made within one week following the Closing Date, any and all Warrants that VMR was entitled to purchase hereunder but did not elect to purchase on the Closing Date, and ISS agrees to issue and sell to VMR upon the election of VMR made within one week following the Closing Date, any and all Warrants that IBA was entitled to purchase hereunder but did not elect to purchase on the Closing Date. On the date that is eight days following the Closing Date, the Company will present to each of VMR and IBA a warrant certificate (each, a "Warrant Certificate") depicting thereon the number of Warrants held by each of them.

2.    Exercise; Transfer Restrictions.

(a) The Warrants will be exercisable, in whole or in part, for a period of four years, such period (the "Exercise Period") to commence on the date that is one year after the Closing Date (the "Exercise Commencement Date") and terminate on the date that is five years after the Closing Date (the "Exercise Termination Date"). Any Warrants not exercised prior to the Exercise Termination Date shall automatically expire on that date. The exercise price of a Warrant (the "Exercise Price") shall be 120 percent of the price at which each New Share is offered and sold to investors in connection with the placement of Offer Shares, and may be adjusted as otherwise provided in Section VII.4 hereof. Upon presentation and surrender of a Warrant Certificate, with the attached purchase form duly executed, at the principal office of the Company, together with a certified check payable to the Company in the amount of the Exercise Price multiplied by the number of Warrants sought to be exercised, the Company shall deliver to the holder of such Warrants, as promptly as possible, certificates of Common Stock representing the number of Warrants exercised and an amended Warrant Certificate of like tenor entitling the holder to purchase the number of Shares of Common Stock for which the holder had not exercised its Warrants.


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(b)   The Warrants will not be freely transferable until the Exercise
      Commencement Date, with the exception of transfers to officers or partners of VMR, IBA, or of the other underwriters or selling group members, if any. Thereafter, the Warrants will be transferrable in accordance with applicable provisions of the Securities Act of 1933, as amended (the "1933 Act"), any other binding laws or regulations, and the requirements of any stock exchanges on which the Company's shares are then listed.

3.    Registration Rights.

(a) The Company agrees that, upon the joint written request of IBA and VMR, made at any time during the Exercise Period, to file, at its sole expense, the appropriate Registration Statement under the 1933 Act with respect to the IBA Warrants and the VMR Warrants and the Company shall use its best efforts to ensure that such Registration Statement becomes effective. Moreover, without prejudice to the foregoing registration rights, in the event the Company files a Registration Statement pursuant to the 1933 Act (other than a Registration on Form S-4 or Form S-8) at any time during the Exercise Period, the Company shall, at its sole expense, offer to IBA, VMR, and any other holders of the Warrants, the opportunity to register their respective unregistered Warrants, if any. In the event the Company's underwriter(s) in connection with such future offering object to the inclusion of the Warrants sought to be included, the Company will undertake to file at its sole expense a Registration Statement relating to Warrants with respect to which such "piggyback" registration rights are sought to be exercised within 6 months of the conclusion of such future offering.

(b) The Company hereby agrees to indemnify and hold harmless each holder of any Warrants and each person, if any, who controls such holder within the meaning of Section 15 of the 1933 Act, from and against any and all losses, claims, damages, expenses and liabilities caused by any untrue statement of a material fact contained in any registration statement or any prospectus furnished under the 1933 Act with respect to such Warrants or by any omission to make a statement necessary to make the statements contained therein not misleading.

4.    Adjustments.

      The Exercise Price and the number of Warrant Shares are subject to adjustment from time to time during the period from the Closing Date


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      until the Exercise Termination Date upon the occurrence of any of the events enumerated in (a) through (e) hereof:

(a)   Aggregation of Shares of Common Stock.

      If, after the Closing Date, the number of Shares of Common Stock outstanding (as calculated pursuant to subsection (f)(5) hereof, the "Outstanding Shares") is decreased by a consolidation or reclassification or otherwise (including by repurchase or cancellation), then, from and after the record date for such event, the number of Warrant Shares issuable upon exercise of the Warrants shall be decreased in proportion to such decrease in Outstanding Shares and the then applicable Exercise Price shall be proportionately increased;

(b)   Stock Dividends.

      If, after the Closing Date, the number of Outstanding Shares is increased by a stock dividend payable in Shares of Common Stock or by an allotment of Shares of Common Stock made to holders of Shares by way of a capitalization of reserves or by a reclassification of Shares of Common Stock, then, from and after the date following the record date for such stock dividend or allotment or reclassification, the number of Warrant Shares issuable upon exercise of the Warrants shall be increased in proportion to such increase in Outstanding Shares and the then applicable Exercise Price shall be proportionately decreased;

(c)   Special Dividends.

      If securities of the Company (other than Shares of Common Stock) or assets (other than cash dividends payable out of retained earnings) are issued by way of a dividend on Shares of Common Stock, then the Exercise Price shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on such record date by a fraction, the numerator of which shall be the market price on such record date (which is hereby defined to equal the average of the closing prices of the Shares on NASDAQ over the five trading days preceding the applicable date; as so defined, the "Market Price") less the then fair market value (as determined by the Board of Directors of the Company in good faith) of the securities or assets distributed in respect of one Outstanding Share, and the denominator of which shall be such Market Price. Such adjustment shall become effective immediately prior to the opening of business on the first business day following such record date.


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(d)   Merger, Reorganization, etc.

      If there shall be effected any amalgamation or merger of the Company with another corporation or other entity or any sale of all or substantially all of the Company's assets to another entity in which holders of Outstanding Shares shall receive in exchange for their Outstanding Shares other securities or assets (each, a "Fundamental Transaction"), then, as a condition to the closing of such Fundamental Transaction, lawful and fair provision shall be made whereby the holder of each Warrant shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Warrant Shares issuable upon the exercise of the Warrants, such securities or assets as may be issued or payable with respect to or in exchange for that number of Warrant Shares issuable upon the exercise of the Warrants immediately prior to such closing of such Fundamental Transaction. In any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Warrants such that the provisions of this Section IV (including, without limitation, provisions for the adjustments of the Exercise Price and the number of Warrant Shares purchasable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as may be practicable, in relation to any securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such Fundamental Transaction unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such Fundamental Transaction or the entity purchasing such assets, shall assume by written instrument executed and delivered to IBA and VMR the obligation to deliver to the holders of the Warrants such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

(e)   issuance of Shares of Common Stock at Below Exercise Price.

      In the event the Company issues any additional Shares of Common Stock (other than as contemplated by paragraph (k) below) without consideration or for a consideration per share less than both the "Market Price" (as hereinafter defined) per Share of Common Stock on the trading day immediately preceding such issuance or sale and the Exercise Price in effect immediately before the issuance of such additional Shares of Common Stock, then the Exercise Price in effect immediately before the issuance of such additional Shares of Common Stock shall simultaneously be adjusted to a price equal to the quotient ob-


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      tained by dividing (i) an amount equal to (x) the number of Outstanding
      Shares multiplied by the Exercise Price plus (y) the aggregate consideration received by the Company for all additional Shares of Common Stock proposed to be issued by (ii) an amount equal to the sum of the number of Outstanding Shares plus the number of additional Shares of Common Stock proposed to be issued. As used herein, the phrase "Market Price" at any date shall be deemed to be the average of the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or as reported in the Nasdaq Stock Market, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market, the closing bid quotation as furnished by the National Association of Securities Dealers, Inc. through Nasdaq or a similar organization if Nasdaq is no longer reporting such information, or if the Common Stock is not quoted on Nasdaq, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it for the day immediately preceding such issuance or sale, the day of such issuance or sale and the day immediately after such issuance or sale. If the Common Stock is listed or admitted to trading on a national securities exchange and also quoted on the Nasdaq Stock Market, the Market Price shall be determined as hereinabove provided by reference to the prices reported in the Nasdaq Stock Market; provided that if the Common Stock is listed or admitted to trading on the New York Stock Exchange, the Market Price shall be determined as hereinabove provided by reference to the prices reported by such exchange.

(f)   For the purposes of any computations to be made in accordance with this section VIII.4, the following provisions shall apply:

      (1) in case of the issuance or sale of Shares of Common Stock for a consideration part or all of which is cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Company for such Shares of Common Stock (or if, Shares of Common Stock are offered by the Company for subscription, the subscription price, or, if such Shares of Common Stock are being sold to underwriters or dealers for public offering without a subscription offering, the public offering price) before deducting therefrom any compensation paid or discount allowed in the sale or underwriting or purchase


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            thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith;

      (2) In case of the issuance or sale (other than as a dividend or other distribution on any class of equity securities of the Company) of Shares of Common Stock for a consideration part or all of which shall be other than in cash, the amount of the consideration therefor other than cash shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors of the Company;

      (3) Shares of Common Stock issued by way of dividend or other distribution on the Shares of Common Stock shall be deemed to have been issued immediately after the opening of business on the first business day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration;

      (4) The reclassification of securities of the Company other than Shares of Common Stock into securities including Shares of Common Stock shall be deemed to involve the issuance of Shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Shares of Common Stock, and the value of the consideration allocable to such Shares of Common Stock shall be determined as in subsection 4(f)(2) hereof;

      (5) The number of Shares of Common Stock at any one time outstanding shall include the aggregate number of Shares of Common Stock issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants, and upon the conversion or exchange of convertible or exchangeable securities.

(g) Without prejudice to the foregoing provisions, the Company may, in its discretion, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(h) Upon any adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrants, in each case, the


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      Company shall give written notice thereof to IBA and VMR, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of the subject adjustment(s).

(i) Any adjustments to the amount of Warrant Shares issuable upon exercise of Warrants made pursuant to this Section VII.4 shall be made only to the nearest whole Share.

(j) The Company may retain a firm of independent public accountants of recognized standing (which may be any such firm regularly employed by the Company) to make any computation required under this section VII.4, and a certificate signed by such firm shall be conclusive evidence of the correctness of the computation made hereunder.

(k) Notwithstanding anything herein to the contrary, no adjustment of the Exercise Price shall be made:

      (i)   Upon the issuance or sale of the Offer Shares; or

      (ii)  Upon the issuance or sale of the Warrant Shares;

      (iii) Upon (A) the issuance of options pursuant to the Company's stock option plan in effect on the date hereof or as hereafter amended in accordance with the terms thereof or any other employee or executive stock option plan existing as of the date hereof and approved by stockholders of the Company or the sale by the Company of any Shares of Common Stock pursuant to the exercise of any such options, or (B) the issuance or sale by the Company of any Shares of Common Stock pursuant to the exercise of any options or warrants issued and outstanding on the Closing Date.

5.    Covenants of the Company.

(a) The Company covenants and agrees that all Warrants delivered hereunder will, upon delivery, be duly and validly authorized and issued, and free from all stamp-taxes, liens, and charges with respect to the purchase thereof. In addition, the Company agrees at all time to reserve


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      and keep available an authorized number of Shares of Common Stock sufficient to permit the exercise in full of all outstanding Warrants.

(b) The Company covenants and agrees that all Shares of Common Stock delivered upon exercise of any and all of the Warrants shall, upon delivery, be duly and validly authorized and issued, fully paid and non-assessable, and free from all stamp taxes, charges, and liens with respect to the purchase thereof.

                                      VIII.
                                  Undertakings

1.    Undertakings of ISS

      ISS undertakes that:

(a) on the closing of the offering related to the transaction described in the Purchase Agreement it shall have outstanding capital consisting of not more than approximately 13,000,000 (thirteen million) Shares of Common Stock which for this purpose shall be computed on a "fully diluted" basis, i.e. such number shall include all Shares of Common Stock outstanding, Common Stock equivalents, any security similar to the Shares of Common Stock and stock appreciation rights and will assume the conversion, exchange and exercise of all existing securities and other rights that are (or will be with the passage of time or the occurrence of any other condition or circumstance, whether vested or not) convertible, exchangeable or exercisable for Shares of Common Stock;

(b) it will take all necessary and desirable measures to ensure management continuity;

(c) it will send to VMR for its information copies of all documents that the Company or its public relations advisors intend to distribute prior to such distribution:

(d) it will comply with all legal requirements and undertake all actions in connection with its certificate of incorporation and by-laws necessary and proper to effect the registration and the placement of the Shares of Common Stock and the listing of its Shares of Common Stock on EASDAQ;

(e) it will for so long as the Shares of Common Stock are registered under the 1933 Act hold an annual meeting of shareholders for the election of directors within 180 days after the end of each of the Company's fiscal year and, within 150 days after the end of each of the Company's fiscal years, will provide the Company's shareholders with the audited financial statements of the Company as of the end of the fiscal year just completed prior thereto; such financial statements shall be those required by Rule 14a-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and shall be included in an annual report pursuant to the requirements of such rule;

(f) it will for a period of five years from the Closing Date, as defined in the Purchase Agreement, at its expense, provide VMR and IBA with "DTC" or equivalent transfer sheets for such five-year period; and

(g) it will not negotiate with, appoint, retain or mandate any other person as finder with a view of selling, placing, offering or listing any securities of the Company for as long as this Restated Placement Agreement is in effect and not terminated.

2.    Undertakings of ISS and IBA

      IBA and ISS each severally undertake vis a vis VMR that any material or document prepared in connection with the registration, purchase, offering, placement and listing of shares of common stock of ISS as contemplated hereunder will be prepared in such manner that it is clear beyond any doubts that (i) VMR does not and will not participate and has not participated in any manner whatsoever in the registration of the Offer Shares or in the listing of the shares of common stock of ISS on EASDAQ, and that VMR does not and will not participate in and/or contribute to and has not participated in and/or contributed to, in any manner whatsoever, the preparation of any prospectus (including in particular the Preliminary Prospectus and the Final Prospectus and the listing prospectus as those terms are defined in the hereto attached Purchase Agreement), or in any registration statement or any other material (including any Offering Documents as this term is defined in the hereto attached Purchase Agreement) in connection with the purchase, offering, placement, registration and listing of shares of common stock of ISS as contemplated herein (all such prospectuses, documents and material collectively the "Placement Material"), and (ii) VMR has no responsibility whatsoever for the preparation or the contents of any such Placement Material and (iii) VMR's role in connection with the registration, purchase, offering, placement and


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

      listing of shares of common stock of ISS as contemplated hereunder was only to find an underwriter and a listing sponsor willing to purchase and place and offer and have listed ISS shares of common stock as contemplated under the Former Placement Agreement.

                                       IX.
                        Failure of Placement; Termination

1. Should for whatever reason the placement of the Offer Shares fail to occur with IBA by July 8, 1998, in particular if (i) ISS and IBA fail to agree on the terms of the Purchase Agreement by July 8, 1998, or (ii) IBA or ISS makes a Declaration of Withdrawal, the following shall apply:

      (a) VMR shall be reimbursed for its actual costs and out-of-pocket expenses (including lawyers' fees) in connection with the finding of an underwriter willing and able to place the Offer Shares of up to US $150,000, from which amount the Prepaid VMR Costs shall be deducted, payable ten days after the earlier of (i) July 8, 1998 or
            (ii) at such time that IBA or ISS declares that it will not proceed with the transaction and place the Offer Shares as contemplated hereunder and under the Purchase Agreement (the "Declaration of Withdrawal").

      (b) IBA shall be reimbursed for all its actual costs and expenses related to the contemplated offering and listing of the Shares of Common Stock of the Company on EASDAQ (including, without limitation, costs of IBA's legal advisors and costs and expenses incurred in connection with press conferences, roadshows and any other public relations activities, the printing and delivery of the offering documents and the research report regarding the Company) payable ten days after the earlier of (i) July 8, 1998 or (ii) IBA or ISS made the Declaration of Withdrawal.

      ISS and VMR hereby acknowledge that IBA has the right to make at its sole discretion a Declaration of Withdrawal at any time and for any reason.

2. Should either IBA or ISS make a Declaration of Withdrawal before July 8, 1998, then this Restated Placement Agreement shall be terminated as of the date of such Declaration of Withdrawal and the Former

      Placement Agreement shall be set in full force and effect as if it was not amended and restated by this Restated Placement Agreement.

3. If the Restated Placement Agreement is terminated in accordance with the provisions of section IX.2 hereof, such termination shall be without liability of any Party to any other Party, except that (i) the Company shall remain liable to pay to (x) VMR the actual costs and out of pocket expenses mentioned in section IX.1.(a), and (y) IBA the actual costs and expenses mentioned in section IX.1.(b), and (ii) sections X, XII and XIII shall remain in full force and effect.

                                       X.
                                 Indemnification

1. The Company shall indemnify and hold harmless each of VMR and IBA severally against any and all losses, liabilities, claims and law suits, including but not limited to any and all awards and/or judgments, joint or several, to which they may become subject under 1933 Act, the 1934 Act, any other federal or state statute, at common law or otherwise, and the laws of any other jurisdiction, in particular under the German Stock Exchange Act or the German Securities Sales Prospectus Act or the German general civil law prospectus liability, insofar as said losses, liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with the registration statement filed by the Company in the United States and therewith related exhibits filed under the 1933 Act in connection with this Restated Placement Agreement, any offering prospectus or other offering material prepared in connection with the offering of the Offer Shares and the listing of all Shares of Common Stock of the Company on EASDAQ, in particular by reason of an untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, except that (i) VMR may not be indemnified and held harmless for any liabilities, claims and lawsuit (including awards and/or judgments), arising out of VMR's grossly negligent acts or omissions or its willful misconduct and (ii) IBA may not be indemnified and held harmless for liabilities, claims and lawsuit (including awards and/or judgments), arising out of IBA's grossly negligent acts or omissions or its willful misconduct unless such section X.1.(ii) is modified by the Purchase Agreement. In addition, the Company shall also indemnify and hold harmless each of VMR and IBA severally against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

2. Each of VMR and IBA shall give the Company prompt notice of any such loss, liability, claim or lawsuit that VMR and/or IBA contend is the subject matter of the Company's indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim or lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit.

3.    (a)   VMR shall indemnify and hold the Company harmless against any and all losses, liabilities, claims and lawsuits, including any and all awards and/or judgement(s), to which it may become subject under the 1933 Act, the 1934 Act, any other federal or state statute, at common law or otherwise, and the laws of any other jurisdiction in which the Offer Shares will be offered to the public in the course of the placement of the Offer Shares, insofar as said losses, liabilities, claims, and lawsuits (including awards and/or judgement(s)) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission of a material fact, which statement or omission was made in reliance upon information furnished in writing to the Company by VMR or on VMR's behalf with the explicit request by VMR to include such information in any material to be distributed or otherwise disclosed to the public and shall also indemnify and hold the Company harmless against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

      (b) VMR had made certain oral presentations to four investment houses, not including IBA, where VMR presented ISS with data based on figures provided by ISS together with an analysis of the strategic outlook of ISS' position in the market prepared by VMR which was also based on ISS figures specifically for the purpose of presenting ISS to such investment houses in order to find an underwriter and listing sponsor for shares of common stock of ISS as contemplated under the Former Placement Agreement (the "Presentations"). VMR agrees to indemnify and hold IBA harmless against any and all losses, liabilities, claims and lawsuits, including any and all awards and/or judgement(s) to which it may become subject, provided that insofar as said losses, liabilities, claims and lawsuits, including any and all awards and/or judgement(s) to which it may become subject, are based upon any untrue statement or alleged untrue statement of a material fact or omission of a material fact, which statement or omission was made in the Presentations before IBA was designated by VMR as underwriter and listing sponsor to ISS as contemplated under the Former Placement Agreement and shall also indemnify and hold IBA harmless against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

4. Each of the Company and IBA shall give the VMR prompt notice of any such loss, liability, claim or lawsuit that the Company and/or IBA contend is the subject matter of VMR's indemnification and VMR thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such loss, liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

5. The Company shall indemnify each of VMR and IBA with respect to any claim for any finder's fees in connection with the placement of the Offer Shares.

                                       XI.
                                 Consulting Fee

The Company hereby retains VMR for a duration of one year for consulting and M&A services for a monthly fee of US$ 2,000, a total consideration of US$ 24,000, commencing the first month after the Closing Date, as defined in the Purchase Agreement.

                                      XII.
                         Governing Law and Jurisdiction

1. This Restated Placement Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Federal Republic of Germany, except that the Assignment of the claims pursuant to section V.4 hereof shall be governed by English laws if the Purchase Agreement is governed by English laws.

2. ISS hereby irrevocably consents and submits to the exclusive jurisdiction of the courts of Frankfurt/Main, Germany. Each of VMR and IBA, however, is entitled at its discretion to pursue its claims also before any competent court in the United States of America, the

      Republic of Austria and in any other country. In any such courts the laws of the Federal Republic of Germany shall likewise be applied.

                                      XIII.
                                  Miscellaneous

1. If any of the provisions of this Restated Placement Agreement should be or become invalid, unenforceable or impractical in whole or in part, the validity of the other provisions hereof shall not be affected thereby. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement, which corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the Parties' economic aims pursued by and reflected in this Restated Placement Agreement. The same applies in the event that this Restatement of the Placement Agreement does not contain a provision which it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslucke).

2. This Restated Placement Agreement amends and completely restates the Former Placement Agreement entered into between ISS and VMR of 8 July 1997 in its entirety.

3. This Restated Placement Agreement terminates on July 8, 1998 unless terminated earlier by Declaration of Withdrawal of either IBA or ISS.

4. IBA, ISS and VMR undertake and covenant to each other to fully cooperate and do whatever is necessary or expedient to effect the placement of the Offer Shares and the listing of the Shares of Common Stock as contemplated hereunder. However such obligation to cooperate does not affect, limit, qualify or reduce IBA's rights in any way whatsoever to make, within IBA's sole discretion, at any time and for any reason whatsoever, a Declaration of Withdrawal.

5. This Restated Purchase Agreement may be executed in counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

This ____ day of September 1997 at_____________________________________________.

By:                            By:                          By:




------------------------       -----------------------      --------------------
Integrated Surgical            Value Management             Investmentbank
Systems                        Research GmbH                Austria
                                                            Aktiengesellschaft

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